EXHIBIT 6(b)(ii)



                       DISTRIBUTION AND SERVICES AGREEMENT

                                   SCHEDULE A


         The Series of Neuberger & Berman Equity Assets currently subject to this Agreement are as follows:

Neuberger & Berman Focus Assets

Neuberger & Berman Guardian Assets

Neuberger & Berman Manhattan Assets

Neuberger & Berman Partners Assets










Dated:  February 12, 1996